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                                                                    EXHIBIT 8.2


                         [CAPLIN & DRYSDALE LETTERHEAD}


                                October 8, 1997


Beverly Enterprises, Inc.
5111 Rogers Avenue
Fort Smith, AR 72919

Capstone Pharmacy Services, Inc.
9901 East Valley Ranch Parkway
Irving, TX 75063


    Re:  Federal Income Tax Consequences of
         Proposed Merger of Beverly Into Capstone

Gentlemen:

    You have requested our opinion with respect to certain federal income tax consequences of the proposed merger (the "Merger") of Beverly Enterprises, Inc. ("Beverly") into Capstone Pharmacy Services, Inc. ("Capstone"). The Merger will be effected pursuant to the terms of an Agreement and Plan of Merger dated
April 15, 1997 (the "Merger Agreement"), between Beverly and Capstone. This opinion is given pursuant to Section 6.08(a) of the Merger Agreement.

    Our opinion is based upon the terms of the Merger Agreement, the facts set forth in the Prospectus/Consent Solicitation Statement included as part of a Form S-4 Registration Statement filed by Capstone with the Securities and Exchange Commission on June 4, 1997, as amended by Amendments 1 and 2 thereto, and our understanding that the facts and representations contained in this letter are true, accurate and complete as of the present time and will be true, accurate and complete as of the Effective Time of the Merger. The capitalized





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CAPLIN & DRYSDALE                      -2-
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terms which are used but not defined herein shall have the meaning given to them in the Merger Agreement and Prospectus/Consent Solicitation Statement.

                                     FACTS

    Beverly is a Delaware corporation whose stock is widely held and publicly traded on the New York Stock Exchange. As of March 31, 1997, Beverly had issued and outstanding 99,171,864 shares of Common Stock, and no other class of stock was issued and outstanding. Capstone is a Delaware corporation whose stock is publicly traded through the NASDAQ National Market System. As of May 28, 1997, Capstone had issued and outstanding 34,005,266 shares of Common Stock, and no other class of stock was issued and outstanding.

    Beverly, through its subsidiaries, is the largest provider of long-term health care in the United States, with over 550 nursing facilities and a smaller number of retirement and congregate living projects, transitional hospitals and home health care organizations across the country (collectively the "Health Care Business"). Beverly also operates an institutional pharmacy business involving primarily the sale of pharmacy and pharmacy-related products to customers residing in facilities operated by Beverly and other providers of long-term care (collectively the "Institutional Pharmacy Business"). Capstone, through its subsidiaries, is a leading provider of institutional pharmacy services to long-term care facilities and correctional institutions throughout the United States.

    The Boards of Directors of Beverly and Capstone have determined that the Merger is in the best interests of their respective companies and shareholders. Both parties view the Merger as a strategic opportunity to combine their institutional pharmacy businesses and thereby benefit from operational efficiencies and economies of scale, greater managerial, operational and financial resources, an expanded national presence and better access to the capital markets. In furtherance of these objectives and at the request of Capstone, before the Merger Beverly will transfer the stock of its subsidiaries, and other assets and liabilities, relating to the Health Care Business to a newly created holding company, New Beverly Holdings, Inc. ("New Beverly"). Immediately thereafter, Beverly will distribute the stock of New Beverly pro rata to its shareholders, in a transaction intended to qualify as a tax-free spinoff under sections 355 and 368(a)(1)(D) of the Internal Revenue Code.(1)

    Following the spinoff and at the Effective Time, under the provisions of the Merger Agreement and the General Corporation Law of Delaware, Beverly will merge with and into Capstone, and Capstone will be the surviving corporation.

    At the Effective Time, each issued and outstanding share of Beverly Common Stock will be converted into the right to receive, and be exchangeable for, the number of shares of


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(1) All statutory references are to the Internal Revenue Code of 1986, as amended.



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CAPLIN & DRYSDALE                      -3-
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Capstone Common Stock equal to the quotient of 50,000,000 divided by the number of shares of Beverly Common Stock outstanding immediately prior to the Effective Time. However, no fractional shares will be issued in the Merger. Instead, each holder of Beverly Common Stock who would otherwise have qualified to receive a fraction of a share of Capstone Common Stock will be entitled to receive cash equal to the Average Market Value (as defined in the Merger Agreement) of such fractional share. Beverly shareholders will not have dissenters' rights.

                                REPRESENTATIONS


    In connection with the Merger, the following representations have been made to us by the parties:

    1. The terms of the Merger were negotiated through arm's length bargaining between Beverly and Capstone and, accordingly, the fair market value of the shares of Capstone stock and other consideration received by each Beverly shareholder will be approximately equal to the fair market value of the shares of Beverly stock surrendered in the Merger exchange.

    2. There is no plan or intention by the shareholders of Beverly who own 5 percent or more of Beverly stock, and to the best knowledge of the management of Beverly, there is no plan or intention on the part of the remaining shareholders of Beverly to sell, exchange, or otherwise dispose of a number of shares of Capstone stock received in the Merger that would reduce the Beverly shareholders' ownership of Capstone stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding stock of Beverly as of the same date. For purposes of this representation, shares of Beverly stock exchanged for cash or other property, or exchanged for cash in lieu of fractional shares of Capstone stock, have been treated as outstanding Beverly stock as of the date of the Merger. Shares of Beverly stock and shares of Capstone stock held by Beverly shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger have also been considered outstanding for purposes of this representation.

    3. Capstone has no plan or intention to reacquire any of its stock issued in the Merger.

    4. Capstone has no plan or intention to sell or otherwise dispose of any of the assets of Beverly acquired in the Merger, except for dispositions made in the ordinary course of business or transferred as described in section 368(a)(2)(C).

    5. The liabilities of Beverly assumed by Capstone and the liabilities to which the transferred assets of Beverly are subject were incurred by Beverly in the ordinary course of its business.

    6. Following the Merger, Capstone will continue the historic business of Beverly or use a significant portion of Beverly's historic business assets in a business.



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CAPLIN & DRYSDALE                      -4-
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    7.   Capstone, Beverly, and the shareholders of Beverly will pay their respective expenses, if any, incurred in connection with the Merger.

    8. There is no intercorporate indebtedness existing between Beverly and Capstone that was issued, acquired, or will be settled at a discount.

    9.   Neither party to the Merger is an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

    10. Beverly is not under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

    11. Both the fair market value and the adjusted bases of the assets of Beverly transferred to Capstone will each equal or exceed the sum of the liabilities assumed by Capstone plus the amount of liabilities, if any, to which the transferred assets are subject.

    12. The payment of cash in lieu of fractional shares of Capstone stock is solely for the purpose of avoiding the expense and inconvenience to Capstone of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Beverly shareholders instead of issuing fractional shares of Capstone stock will not exceed one percent of the total consideration that will be issued in the Merger to the Beverly shareholders in exchange for their shares of Beverly stock. The fractional share interest of each Beverly shareholder will be aggregated, and no Beverly shareholder will receive cash in an amount equal to or greater than the value of one full share of Capstone.

    13. None of the compensation received by any shareholder-employee of Beverly will be separate consideration for, or allocable to, any of the shares of Beverly stock owned by that person prior to the Merger; none of the shares of Capstone stock received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee of Beverly will be for services actually rendered and will be commensurate with the amounts paid to third parties bargaining at arm's-length for similar services.

                                    ANALYSIS

    The Merger will qualify as a reorganization within the meaning of section 368(a) because it will be completed pursuant to state law, as required by section 368(a)(1)(A), and will satisfy the requirements for "continuity of proprietary interest, "continuity of business enterprise," and "business purpose," set forth in Treasury regulations and case law.

    The continuity of proprietary interest and continuity of business enterprise requirements are judicially created doctrines to ensure that, in keeping with the underlying assumption of the reorganization provisions, the property received in the exchange by the shareholders of the old corporation is substantially a continuation of their old investment, unliquidated. Under the





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CAPLIN & DRYSDALE                      -5-
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continuity of proprietary interest requirement, in an acquisitive reorganization such as the Merger, the shareholders of the merged corporation must receive in the merger, and retain, a continuing equity interest in the surviving corporation. Under the Internal Revenue Service's ruling guidelines (which are more restrictive than the case law) that requirement is satisfied here, because the shareholders of Beverly will receive in the Merger Capstone stock having a value, as of the date of the Merger, of at least 50 per cent of the value of all of the formerly outstanding stock of Beverly as of the same date. Furthermore, there is no plan or intention by the shareholders of Beverly to sell, or change, or otherwise dispose of a number of shares of Capstone stock received in the Merger that would reduce the Beverly shareholders' ownership of Capstone stock below this threshold amount. See Revenue Procedure 77-37, 1977-2 C.B. 568.(2)

    Under the continuity of business enterprise requirement, the surviving corporation must continue the merged corporation's historic business, or use a significant portion of the merged corporation's historic business assets in a business. Where the merged corporation has more than one line of business, the surviving corporation need continue only a significant line of business. Treasury Regulations Section 1.368-1(d)(2). This requirement will be satisfied here because Capstone will continue Beverly's Institutional Pharmacy Business.

    Finally, the business purpose requirement will be satisfied because, as described above, the parties will undertake the Merger to combine their institutional pharmacy businesses and thereby benefit from operational efficiencies and economies of scale, greater managerial, operational and financial resources, an expanded national presence, and better access to the capital markets.

                                    OPINION

    On the basis of the foregoing and subject to the conditions, qualifications and limitations set forth herein, we are of the opinion that:

    (1) The Merger will qualify as a reorganization under section 368(a)(1)(A). Beverly and Capstone will each be "a party to a reorganization" within the meaning of section 368(b).

    (2) No gain or loss will be recognized by Beverly upon the transfer of its assets to Capstone in exchange for Capstone Common Sock, the assumption of the liabilities of Beverly, and the receipt of cash by Beverly stockholders for fractional shares. Sections 361 and 357(a).

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(2) Under proposed regulations, the requirement that, following the Merger, the shareholders of the merged corporation retain a threshold amount of stock in the surviving corporation is eliminated. However, these regulations are effective only after they are published as final regulations in the Federal Register and will not, in any event, apply to transactions pursuant to written agreements that are binding prior to that date.


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CAPLIN & DRYSDALE                      -6-
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    (3) No gain or loss will be recognized by Capstone upon its receipt of the assets of Beverly in exchange for Capstone Common Stock. Section 1032(a).

    (4) The basis of Beverly's assets in the hands of Capstone will, in each case be the same as the basis of those assets in the hands of Beverly immediately prior to the exchange. Section 362(b).

    (5) The holding period of the assets of Beverly in the hands of Capstone will, in each instance, include the period for which such assets were held by Beverly. Section 1223(2).

    (6) No gain or loss will be recognized to Beverly shareholders upon receipt of Capstone Common Stock in exchange for their Beverly Common Stock, except as noted in Paragraph (9) below. Section 354(a)(1).

    (7) The basis of the Capstone Common Stock received by the Beverly shareholders will be the same as the basis of the Beverly Common Stock surrendered in exchange therefor. Section 358(a)(1).

    (8) The holding period of the Capstone Common stock received by each Beverly shareholder will include the period during which the Beverly shares surrendered therefor were held, provided that the Beverly shares were held as a capital asset in the hands of such Beverly shareholder on the date of the exchange. Section 1223(1).

    (9) The payment of cash to Beverly shareholders in lieu of fractional share interests of Capstone shares will be treated as if the fractional shares were actually distributed as part of the exchange and were subsequently redeemed by Capstone. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in section 302(a). Rev. Rul. 66-365, 1966-2 C.B. 116.

    (10) As provided by section 381(a) and section 1.381(a)-l of the regulations, Capstone will succeed to and take into account as of the date of the proposed transfer, as defined in section 1.381(b)-1(b) of the regulations, the items of Beverly described in section 381(c), subject to the conditions and limitations of sections 381, 382, 383, and 384 and the regulations thereunder. Any deficit in earnings and profits may be used only to offset earnings and profits accumulated after that date.

    This opinion is based upon existing law, regulations, administrative rulings and judicial opinions. No assurance can be given that changes in law or regulation or forthcoming opinions or decisions will not modify the conclusions expressed in this opinion letter. Further, no assurance can be given that the Internal Revenue Service will not apply stricter standards than set forth in its advance ruling guidelines or that it will not challenge the conclusions stated in this opinion letter.

    No opinion is expressed with respect to state, local, foreign or other tax laws. This opinion does not take into account the special circumstances of certain holders of Beverly
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CAPLIN & DRYSDALE                      -7-
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Common Stock, for example, foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, and persons who do not hold their Beverly Common Stock as a capital asset, which might affect the results described above.

                                   Very truly yours,


                                   /s/ CAPLIN & DRYSDALE, CHARTERED
                                   Caplin & Drysdale, Chartered